Exhibit 3.1


               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                         SYNOVICS PHARMACEUTICALS, INC.

                    (Pursuant to the Nevada Revised Statutes)

                    _________________________________________


            Synovics Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Nevada (the "CORPORATION"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Restated Articles of Incorporation of the Corporation, the following resolution was adopted as of March 27, 2008 by the Board of Directors of the Corporation pursuant to Section 78.195(1) of the Nevada Revised Statutes of the State of Nevada:

            RESOLVED that, pursuant to authority vested in the Board by Article Fourth of the Corporation's Restated Articles of Incorporation, out of the total authorized number of 5,000,000 shares of Corporation preferred stock, par value $0.001 per share, there shall be designated a series of 1,000,000 shares which shall be issued in and constitute a single series to be known as "Series B Preferred Stock" (hereinafter called the "SERIES B PREFERRED STOCK"). The shares of Series B Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:


            1.    DEFINITIONS

                  (a) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation after the filing of this Certificate of Designation, other than;

                  (i) securities issued or issuable upon conversion of the Series B Preferred Stock or Series A Preferred Stock;

                  (ii) securities issuable upon exercise of any options, warrants, convertible securities or rights to purchase or exchange any securities of the Corporation outstanding as of the date hereof and any securities issuable upon the conversion thereof;

                  (iii) securities issuable upon exercise of the right to purchase under that certain Rights Agreement effective as of September 6, 2006 by and between the Corporation and Continental Stock Transfer and Company;

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                  (iv)  securities  issuable  as a result of the  triggering  of anti-dilution protections;

                  (v) securities issued or issuable pursuant to stock dividends, stock splits, distributions, recapitalizations or similar transactions in which all classes and series of capital stock are adjusted equally;

                  (vi) securities issued or issuable (either directly or upon exercise of options or Convertible Securities issued or issuable) to directors, officers, employees of, and advisors and consultants to, the Corporation pursuant to plans or grants approved by the Board of Directors;

                  (vii) securities issued or issuable by the Corporation to the public pursuant to a registration statement filed under the Securities Act of 1933, as amended;

                  (viii) securities issued or issuable to the sellers of an entity pursuant to the acquisition of such entity by the Corporation by merger, purchase of substantially all of the assets, or other reorganization whereby the Corporation owns not less than 51% of the voting power of such entity;

                  (ix) securities issued or issuable to financial institutions, lessors, or vendors in connection with the provision of credit to the Corporation or any of its subsidiaries pursuant to arrangements approved by a majority of the Board of Directors;

                  (x) securities issued or issuable in connection with research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by a majority of the Board of Directors;

                  (xi) securities issued or issuable following an affirmative vote or prior written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class) that designated shares of issued or deemed to be issued shall not constitute Additional Shares of Common Stock;

                  (xii) securities issued or issuable by way of dividend or distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (i) through (xi) or this clause
      (xii).

                  (b) "COMMON STOCK" means the common stock, $0.001 par value per share, of the Corporation.

                  (c) "CONVERTIBLE PREFERRED NOTES" means convertible promissory notes issued by Kirk in the Offering.


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

                  (d) "EVENT OF DEFAULT" bears the same meaning as ascribed to it in the Convertible Promissory Notes.

                  (e) "FAIR MARKET VALUE" shall mean, on any given day, the closing sale price of the Common Stock on the principal securities market on which the Common Stock may at the time be traded on such day, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on such market at the end of such day, or, if on such day the Common Stock is not so traded, the average of the representative bid and asked prices quoted on the over-the-counter bulletin board (the "OTCBB") as of 4:00 P.M., New York time, or, if on such day the Common Stock is not quoted on the OTCBB, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the PinkSheet, LLC, or any similar successor organization. If at any time Common Stock is not traded on any securities exchange or quoted on the OTCBB or the over-the-counter market, the "Fair Market Price" shall be as determined by the Board of Directors of the Corporation in good faith, absent manifest error.

                  (f) "KIRK" means Kirk Pharmaceuticals, LLC, a Florida limited liability company.

                  (g) "OFFERING" means the private offering of convertible promissory notes issued by Kirk in the aggregate principal amount of up to $7,500,000.

                  (h) "QUALIFIED EQUITY FINANCING" bears the same meaning as ascribed to in the Convertible Promissory Notes.

                  (i) Any reference herein to "holder" shall be deemed to refer to any nominee of the holder.

            2.    VOTING RIGHTS.

                  Except as required by law, the shares of Series B Preferred Stock shall be voted together with the shares of Common Stock and other shares of Preferred Stock entitled to vote together with the shares of Common Stock, and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series B Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred Stock are convertible (pursuant to Section 3 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.


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

            3.    CONVERSION RIGHTS.

                  The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the shares of Series B Preferred Stock into shares of Common Stock (the "CONVERSION RIGHTS"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 3, if an Event of Default occurs with respect to a particular holder of Series B Preferred Stock, then any share of Series B Preferred Stock held by such holder that has not been redeemed pursuant to Section 4 below, may, at the option of such holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which such holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the "SERIES B STOCK CONVERSION RATE" then in effect, calculated as provided in Section 3(b), by the number of shares of Series B Preferred Stock being converted.

                  (b) SERIES B STOCK CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the "SERIES B STOCK CONVERSION RATE") shall be the quotient obtained by dividing Fifteen Dollars ($15.00) by the "SERIES B STOCK CONVERSION PRICE", calculated as provided in Section 3(c).

                  (c) SERIES B STOCK CONVERSION PRICE. The conversion price for the Series B Preferred Stock shall initially be One Dollar ($1.00) (the "SERIES B STOCK CONVERSION PRICE"). Such initial Series B Stock Conversion Price shall be adjusted from time to time in accordance with this Section
      3. All references to the Series B Stock Conversion Price herein shall mean the Series B Stock Conversion Price as so adjusted.

                  (d) MECHANICS OF CONVERSION. Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Fair Market Value) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred Stock is issued (the "ORIGINAL ISSUE DATE") effect a


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

      subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series B Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series B Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment pursuant to this Section 3(e) shall become effective simultaneously with the effectiveness of such subdivision or combination.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series B Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series B Stock Conversion Price then in effect by a fraction (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Stock Conversion Price shall be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than as a result of a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 3), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.


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

                  (h) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Section 3 (including adjustment of the Series B Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                  (i)   SALE OF SHARES BELOW SERIES B STOCK CONVERSION PRICE.

                        (i) If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this Section 3(i) to have issued or sold, Additional Shares of Common Stock (as defined in Section 3(i)(iv)), other than as a dividend or other distribution on any class of stock as provided in
      Section 3(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 3(e) above, for an Effective Price (as defined in Section 3(i)(iv)) less than the then effective Series B Stock Conversion Price, then in each such case the then existing Series B Stock Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price in any such issuance or sale of Additional Shares of Common Stock. No adjustment shall be made to the Series B Stock Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 3(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series B Stock Conversion Price.

                        (ii) For purposes of any computation respecting consideration received pursuant to this Section 3(i), the following shall apply: (A) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts, or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith; (B) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash (including, without limitation, a cashless exercise), the consideration other than cash shall be deemed to be the fair


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

      market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), the determination of which shall be conclusive absent manifest error; and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in Section 3(i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, the consideration shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Corporation to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (iii) For the purpose of the adjustment required under this Section 3(i), if the Corporation issues or sells (A) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Stock Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED, HOWEVER, that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; PROVIDED, FURTHER, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be simultaneously recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED, FURTHER, that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of


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

      Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Stock Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, PROVIDED, HOWEVER, that such readjustment shall not apply to prior conversions of Series B Preferred Stock.

                        (iv) The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing (A) the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 3(i), for such Additional Shares of Common Stock by (B) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 3(i).

                  (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series B Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, if the Series B Preferred Stock is then convertible pursuant to this Section 3, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series B Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Preferred Stock.

                  (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other


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

      distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any merger or consolidation of the Corporation with or into any other corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation or merger, is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation or merger.

                  (l) FRACTIONAL  SHARES.  No fractional  shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Fair Market Value on the date of conversion.

                  (m) NOTICES.  Any notice  required by the  provisions  of this
      Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  (n) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

            4.    REDEMPTION.

                  (a) If (i) the Convertible Promissory Notes convert pursuant to Section 4 of the Convertible Promissory Note, or (ii) any portion of the principal amount of the Convertible Promissory Notes is paid by the Corporation (each


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

      such event referred to as a "REDEMPTION EVENT"), then the Corporation shall redeem a pro rata amount of the then outstanding shares of Series B Preferred Stock at an initial redemption price of $0.001 per share (the "REDEMPTION PRICE"). The Redemption Price shall be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof.

                  (b) For purposes of Section 4(a), the "pro rata amount" shall be calculated by multiplying the number of the then outstanding number of shares of Series B Preferred Stock by a fraction, the numerator of which will be the principal amount of the Convertible Promissory Notes paid by the Corporation or converted pursuant to Section 4 of the Convertible Promissory Note, as applicable, and the denominator of which shall be the then outstanding principal amount of the Convertible Promissory Notes.

                  (c) Immediately upon the occurrence of either of the Redemption Events, (i) each holder of shares of Series B Preferred Stock to be redeemed shall surrender such holder's certificates representing such shares to the Corporation and thereupon the aggregate Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled; and (ii) without any further action and without any notice, the Series B Preferred Stock will terminate and the only right thereafter of the holders of the Series B Preferred Stock shall be to receive the Redemption Price.

            5.    RESTRICTION ON TRANSFER

            Except upon the occurrence of an Event of Default with respect to a particular holder of Series B Preferred Stock, such holder of the Series B Preferred Stock may not sell, pledge, transfer, encumber, or otherwise dispose or convert any of the shares of Series B Preferred Stock without the prior written consent of the Corporation, which may be withheld in its sole discretion.

            6.    EXCLUSION OF OTHER RIGHTS

            Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this certificate (as such certificate may be amended from time to time) and in the Corporation's Restated Articles of Incorporation. The shares of Series B Preferred Stock shall in all other respects be treated in the same manner as the Corporation's common stock.


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

      IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation by its Chief Executive Officer as of this 27th day of March, 2008.


                                    SYNOVICS PHARMACEUTICALS, INC.


                                    By: /s/ Ronald H. Lane
                                       ---------------------------------------
                                       Name: Ronald H. Lane
                                       Title: Chief Executive Officer


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